EXHIBIT 99.1

Wayne Savings Bancshares, Inc. Announces Earnings for the Quarter and Year ended December 31, 2016

WOOSTER, Ohio, Feb. 13, 2017 (GLOBE NEWSWIRE) -- Wayne Savings Bancshares, Inc. (NASDAQ:WAYN), the holding company parent of Wayne Savings Community Bank, reported net income (unaudited) of $315,000 or $0.12 per common share for the quarter ended December 31, 2016, compared to $592,000 or $0.22 per common share for the quarter ended December 31, 2015. The decrease in net income was primarily due to severance costs of $291,000 and elevated retirement costs of approximately $124,000, the increase in provision for loan losses of $109,000, and a decrease in noninterest income as loan sales declined due to rising rates.  These changes in net income were partially offset by an increase in net interest income of $178,000 and a reduction in the provision for federal income taxes of $119,000.  The increase in net interest income was mainly the result of a $39.2 million, or 13.4%, increase in net loans.  The return on average equity and return on average assets for the 2016 quarter were 3.03% and 0.28%, respectively, compared to 5.92% and 0.55%, respectively, for the 2015 quarter.  Without the severance and elevated retirement costs net of federal income taxes, the quarterly earnings would have been $589,000.  The adjusted return on average equity would have been 5.67% and the adjusted return on average assets would have been 0.53% for the 2016 quarter.

Net interest income increased $178,000 for the quarter ended December 31, 2016, compared to the quarter ended December 31, 2015. Interest income increased $205,000 during the 2016 quarter primarily due to a $19.4 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.68% in the prior year quarter to 3.70% in the current year quarter.  Interest expense increased $27,000 primarily due to a $17.7 million increase in the average balance of interest-bearing liabilities. The rates paid on those liabilities were unchanged, and was 0.52% for both quarters ended December 31, 2016 and 2015, respectively. The net interest rate spread increased from 3.16% for the quarter ended December 31, 2015 to 3.18% for the quarter ended December 31, 2016.

Provision for loan losses was $213,000 in the 2016 quarter, an increase of $109,000 from $104,000 provided during the 2015 quarter.   The increase is primarily due to an increase in specific reserves on certain identified loans and an increase in loan balances, partially offset by a decrease in charge-offs and loss history compared to the prior year period.

Noninterest income decreased $12,000 for the quarter ended December 31, 2016 compared to the quarter ended December 31, 2015. The decrease was primarily due to a $36,000 decrease in gain on sale of loans, due to a decrease in loans sold during the current year quarter. The decrease in gain on sale of loans was partially offset by an increase in service fees, charges and other operating income primarily due to an increase in service charges on deposits.

Noninterest expense totaled $3.3 million and increased $453,000 for the quarter ended December 31, 2016 compared to the quarter ended December 31, 2015.  This increase is primarily due to a $427,000 increase in salaries and employee benefits, and a $65,000 increase in occupancy and equipment expense, partially offset by a $59,000 decrease in federal deposit insurance premiums compared to the prior year quarter. The increase in salaries and employee benefits was primarily a result of increased compensation and payroll taxes due to severance payments, merit increases, an increase in healthcare costs due to an increase in premiums, and an increase in pension costs due to current year retirements, partially offset by lower education and training and post-retirement benefit costs compared to the prior year quarter. Included in salaries and employee benefits is $291,000 related to severance expenses during the current year quarter. The increase in occupancy and equipment expense was due to increases in insurance, depreciation expense, furniture and fixture expense and ATM network expenses compared to the prior year quarter. The decrease in federal deposit insurance premiums was due to a lower assessment rate compared to the prior year quarter.

For the year ended December 31, 2016, net income totaled $2.2 million, or $0.82 per common share, compared to net income of $1.6 million, or $0.60 per diluted share, for the year ended December 31, 2015.  The increase in net income was primarily due to an increase in both net interest income and noninterest income and a decrease in the provision for loan losses, partially offset by an increase in both noninterest expense and the provision for federal income taxes. The return on average equity and return on average assets for the year ended December 31, 2016 was 5.46% and 0.51%, respectively, compared to 4.11% and 0.39%, respectively, for the year ended December 31, 2015.  Without the severance and elevated retirement costs of $468,000 for the year, earnings would have been $2.6 million, net of provision for federal income taxes.  The adjusted return on average equity would have been 6.21% and the adjusted return on average assets would have been 0.58% for the 2016 year.

Net interest income increased $949,000 for the year ended December 31, 2016, compared to the year ended December 31, 2015. Interest income increased $1.1 million during the 2016 period mainly due to a $21.0 million increase in average interest-earning assets, and an increase in the rates earned on those assets from 3.63% in the prior year period to 3.70% in the current year period.

Interest expense increased $103,000 primarily due to a $20.0 million increase in the average balance of interest-bearing liabilities, while the average rates paid were 0.52% for both periods. The net interest rate spread increased from 3.11% in the prior year period to 3.18% in the current year period, as a result of interest-earning assets repricing upward, while interest-bearing deposits were unchanged.

Provision for loan losses decreased $810,000 to $365,000 during the 2016 period compared to $1.2 million during the 2015 period. The decrease is primarily due to a decrease in net charge-offs and impaired loans from the prior year period, as well as improved economic factors, partially offset by higher provision for increased loan balances, and specific reserves on certain identified loans.

Noninterest income increased $106,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015. The increase was primarily due to a $25,000 increase in gain on sale of residential mortgage loans, and a $77,000 increase in service fees, charges and other operating income. The increase in gain on sale of residential mortgage loans was primarily due to more favorable pricing in the current year period, partially offset by a decrease in loans sold from $5.9 million in the 2015 period to $5.5 million in the 2016 period. The increase in service fees, charges and other operating income was primarily due to a supervisory fee refund.

Noninterest expense increased $971,000 for the year ended December 31, 2016 compared to the year ended December 31, 2015.  This increase includes an $860,000 increase in salaries and employee benefits, a $141,000 increase in occupancy and equipment expense, and an $89,000 increase in franchise taxes, partially offset by a $55,000 decrease in federal deposit insurance premiums, and a $100,000 decrease in loss on sale of foreclosed assets. The increase in salaries and employee benefits was primarily due to an increase in director and committee fees, employee compensation expense, and the related payroll taxes due to severance payments as previously discussed, merit increases since the prior year period, increased healthcare costs due to increased premiums, and increased pension costs due to current year retirements. These increases were partially offset by lower costs for education and training and post-retirement benefits. The increase in occupancy and equipment expense was due to increases in depreciation, furniture, fixture and equipment expense and data processing, partially offset by a decrease in building maintenance and repairs. The increase in franchise taxes was due to the exclusion of the tax credit for the state supervisory exam fee that had previously been assessed and in other noninterest expense in the prior year period. The decrease in federal deposit insurance premiums was due to a lower assessment rate compared to the prior year period. The decrease in loss on sale of foreclosed assets was due to the sale of certain properties at higher losses in the prior year period.

At December 31, 2016, the Company had total assets of $454.8 million, an increase of $21.2 million from total assets at December 31, 2015. The increase in total assets includes a $5.6 million increase in cash and cash equivalents and a $39.2 million increase in net loan balances, partially offset by a $23.4 million decrease in securities compared to the prior year period.

Total securities decreased $23.4 million to $80.3 million at December 31, 2016, compared to $103.7 million at December 31, 2015. The decrease in securities was primarily due to investing the principal and interest cash flows from securities into higher yielding loans. Net loans totaled $332.3 million at December 31, 2016, an increase of $39.2 million, compared to $293.1 million at December 31, 2015, primarily due to new originations in excess of principal reductions and scheduled maturities.

The allowance for loan losses totaled $3.0 million, or 0.91% of gross loans, at December 31, 2016, compared to $2.8 million, or 0.96% of gross loans, at December 31, 2015.  Nonperforming assets, which consist of loans on non-accrual status and real estate owned, totaled $1.6 million at December 31, 2016, or 0.47% of total loans, a decrease of $383,000 from the December 31, 2015, balance of $1.9 million, or 0.66% of total loans.

Deposits totaled $383.7 million at December 31, 2016, an increase of $21.3 million from $362.4 million at December 31, 2015.  This increase includes a $9.7 million increase in demand deposits, an $8.9 million increase in savings and money market balances, and a $2.7 million increase in time deposits. The Company continues to monitor deposit activity closely to respond to changes in customer preference for types of deposits.

Other short-term borrowings, which consist solely of repurchase agreements with commercial customers of the Bank, increased by $1.6 million and totaled $7.2 million at December 31, 2016.  These repurchase agreements are offered by the Bank in order to retain commercial customer funds and to provide these commercial customers the opportunity to earn a return on a short-term secured transaction.

Advances from the Federal Home Loan Bank (FHLB) totaled $18.0 million at December 31, 2016, compared to $21.0 million at December 31, 2015.  This decrease was due to the scheduled maturity of a $3.0 million fixed rate advance that was not replaced.  The Bank uses FHLB advances to extend the duration of its liabilities to manage the interest rate risk associated with the longer duration of loans at a lower cost than other funding alternatives, particularly retail term deposits.

Stockholders’ equity increased by $1.1 million during the period ended December 31, 2016, primarily due to net income of $2.2 million, and a $178,000 net increase in other comprehensive loss related to post-retirement benefits. These increases were partially offset by dividends of $989,000, and a $406,000 increase in unrealized losses on available-for-sale securities compared to the prior year period.

On September 22, 2016, the Company announced that its Board of Directors adopted a new stock repurchase program. Under the new stock repurchase program, the Company is authorized to repurchase up to 69,546 shares, or 2.5%, of its issued and outstanding shares of common stock. As of December 31, 2016 none of these shares have been repurchased due to the stock price exceeding the book value.

Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc., has eleven full-service banking locations in the communities of Wooster, Ashland, Millersburg, Rittman, Lodi, North Canton, and Creston, Ohio. Additional information about Wayne Savings Community Bank is available at www.waynesavings.com.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

WAYNE SAVINGS BANCSHARES, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Dollars in thousands, except share and per share data - unaudited)

	For the Three Months
	ended December 31,

	2016	2015

Quarterly Results

Net Interest Income	$3,406	$3,228
Net Income	$315	$592
Earnings Per Share:
Basic and diluted	$0.12	$0.22
Return on Average Assets (Annualized)	0.28%	0.55%
Return on Average Equity (Annualized)	3.03%	5.92%

	For the Twelve Months
	ended December 31,

	2016	2015

Year to Date Results

Net Interest Income	$13,481	$12,532
Net Income	$2,246	$1,647
Earnings Per Share:
Basic and diluted	$0.82	$0.60
Return on Average Assets (Annualized)	0.51%	0.39%
Return on Average Equity (Annualized)	5.46%	4.11%

	December 31,	December 31,
	2016	2015

End of Period Data

Total Assets	$454,791	$433,632
Stockholders' Equity to Total Assets	9.02%	9.20%
Shares Outstanding	2,781,839	2,781,839
Book Value Per Share	$14.75	$14.34

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in Thousands, except per share data - unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015

Interest income	$3,931	$3,726	$15,551	$14,499
Interest expense	525	498	2,070	1,967
Net interest income	3,406	3,228	13,481	12,532
Provision for loan losses	213	104	365	1,175
Net interest income after provision for loan losses	3,193	3,124	13,116	11,357
Noninterest income	466	478	1,996	1,890
Noninterest expense	3,276	2,823	12,158	11,187
Income before federal income taxes	383	779	2,954	2,060
Provision for federal income taxes	68	187	708	413
Net income	$315	$592	$2,246	$1,647

Earnings per share
Basic and Diluted	$0.12	$0.22	$0.82	$0.60

Dividends per share	$0.09	$0.09	$0.36	$0.36

WAYNE SAVINGS BANCSHARES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share data)
	December 31, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS

Cash and cash equivalents	$16,756	$11,156
Investment securities, net (1)	80,268	103,654
Loans receivable, net	332,283	293,121
Federal Home Loan Bank stock	4,226	4,226
Premises & equipment	6,420	6,663
Foreclosed assets held for sale, net	2	14
Bank-owned life insurance	9,827	9,554
Other assets	5,009	5,244
TOTAL ASSETS	$454,791	$433,632

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposit accounts	383,733	362,427
Other short-term borrowings	7,246	5,606
Federal Home Loan Bank Advances	18,000	21,000
Accrued interest payable and other liabilities	4,784	4,694
TOTAL LIABILITIES	413,763	393,727

Common stock (3,978,731 shares of $.10 par value issued)	398	398
Additional paid-in capital	36,041	36,017
Retained earnings	22,317	21,060
Shares acquired by ESOP	(273)	(343)
Treasury Stock, at cost - 1,196,892 shares at December 31, 2016 and December 31, 2015.	(16,936)	(16,936)
Accumulated other comprehensive income (loss)	(519)	(291)
TOTAL STOCKHOLDERS' EQUITY	41,028	39,905

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$454,791	$433,632
(1) Includes held-to-maturity classifications.

Contact Information:
Myron Swartzentruber
Senior Vice President
Chief Financial Officer
(330) 264-5767